EXHIBIT 99.1

       World Acceptance Corporation Reports Record Fourth Quarter Results

      GREENVILLE, S.C., April 26 /PRNewswire-FirstCall/ -- World Acceptance Corporation (Nasdaq: WRLD) today reported record financial results for its fourth fiscal quarter and fiscal year ended March 31, 2007.

      "Our record results benefited from the large seasonal loan growth we booked in the third quarter and the increased demand for our tax preparation services in the fourth quarter," stated Sandy McLean, CEO of World Acceptance Corporation. "Fourth quarter loan volume was up almost 20% to $316 million compared with the fourth quarter of last year, contributing to the 16% increase in net income to $21 million, our most profitable quarter of the year."

      Fourth Quarter Results

      Net income for the fourth quarter rose 16.3% to $21.0 million compared with $18.1 million for the same quarter of the prior year. Net income per diluted share increased 21.9% to $1.17 compared with $0.96 for the prior year quarter. Growth in per share income for the quarter and year ended March 31, 2007, benefited from the Company's repurchase of approximately 1.2 million shares during the year. Total revenues increased to $87.2 million, an 18.7% increase over the $73.4 million for the quarter ended March 31, 2006.

      Gross loans outstanding were $505.8 million at March 31, 2007, a 21.5% increase over the $416.3 million at March 31, 2006. Loan volume increased 19.8% from $263.8 million in the fourth quarter 2006 to $316.0 in the fourth quarter 2007.

      Total general and administrative expenses as a percent of total revenues were 48.2%, a decrease from the 48.6% during the fourth quarter of the prior fiscal year. Net charge-offs as a percent of average net loans on an annualized basis increased slightly to 11.8% during the quarter from 11.6% during the prior year quarter.

      Year-End Results

      For the year ended March 31, 2007, net income rose 24.4% to $47.9 million compared with $38.5 million in the prior fiscal year. Net income per diluted share rose 28.7% to $2.60, compared with $2.02, for the prior year fiscal period.

      Total revenues for fiscal 2007 were $292.3 million, a 20.2% increase over the $243.3 million during the previous year. Net charge-offs as a percent of average net loans were 13.3% compared with 14.8% during the prior year.

      Key return ratios for the fiscal year included a 12.5% return on average assets and a 22.2% return on average equity.

      During the fiscal year, the Company opened 68 offices, acquired 50 offices and merged or closed 6 offices, leaving a total of 732 offices at March 31, 2007.

      About World Acceptance Corporation

      World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 732 offices in eleven states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

      Fourth Quarter Conference Call

      The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. Interested parties may participate in this call by dialing 1-800-289-0518. A simulcast of the conference call is also available on the Internet at www.streetevents.com and www.investorcalendar.com. The call will be available for replay on the Internet for approximately 30 days.

      This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

                          World Acceptance Corporation

                      Consolidated Statements of Operations
             (unaudited and in thousands, except per share amounts)

                                  Three Months Ended          Year Ended
                                        March 31,              March 31,
                                     2007      2006        2007        2006

    Interest & fees               $70,212   $58,728    $247,007    $204,450
    Insurance & other              16,958    14,713      45,311      38,822
        Total revenues             87,170    73,441     292,318     243,272
    Expenses:
        Provision for loan
         losses                     8,580     6,629      51,925      46,026
        General and
         administrative expenses
           Personnel               29,781    25,317     102,825      84,817
           Occupancy & equipment    4,628     3,762      17,398      14,167
           Data processing            539       584       2,160       2,109
           Advertising              1,860     1,330      10,278       8,592
           Intangible
            amortization              666       736       2,885       2,861
           Other                    4,557     3,999      18,081      15,968
                                   42,031    35,728     153,627     128,514
        Interest expense            2,602     2,066       9,596       7,137
           Total expenses          53,213    44,423     215,148     181,677
    Income before taxes            33,957    29,018      77,170      61,595
    Income taxes                   12,919    10,930      29,274      23,080
    Net income                    $21,038   $18,088     $47,896     $38,515
    Diluted earnings per share      $1.17     $0.96       $2.60       $2.02
    Diluted weighted average
     shares outstanding            17,917    18,872      18,387      19,098

Consolidated Balance Sheets
(unaudited and in thousands)

                                                        March 31,   March 31,
                                                           2007        2006
           ASSETS
    Cash                                                 $5,779      $4,034
    Gross loans receivable                              505,788     416,302
        Less: Unearned interest
         & fees                                        (127,750)   (103,556)
        Allowance for loan losses                       (27,840)    (22,717)
           Loans receivable, net                        350,198     290,029
    Property and equipment, net                          14,310      11,040
    Deferred tax benefit                                 14,507       3,898
    Goodwill                                              5,040       4,715
    Intangibles                                          10,222      12,146
    Other assets                                         11,060       6,922
                                                       $411,116    $332,784

           LIABILITIES AND SHAREHOLDERS' EQUITY
    Liabilities:
        Notes payable                                   171,200     100,600
        Income tax payable                                8,016       6,778
        Accounts payable and accrued expenses            16,408      14,976
         Total liabilities                              195,624     122,354
    Shareholders' equity                                215,492     210,430
                                                        411,116     332,784

Selected Consolidated Statistics
(dollars in thousands)

                                   Three Months Ended          Year ended
                                        March 31,               March 31,
                                     2007      2006        2007        2006

    Expenses as a percent of
     total revenues:
        Provision for loan losses     9.8%      9.0%       17.8%       18.9%
        General and administrative
         expenses                    48.2%     48.6%       52.6%       52.8%
        Interest expense              3.0%      2.8%        3.3%        2.9%
    Average gross loans
     receivable                  $525,565  $432,065    $480,835    $396,582
    Average net loans
     receivable                  $392,579  $324,069    $358,647    $298,267
    Loan volume                  $316,005  $263,806  $1,444,265  $1,218,131
    Net charge-offs as percent
     of average loans                11.8%     11.6%       13.3%       14.8%
    Return on average assets         19.6%     20.8%       12.5%       11.9%
    Return on average equity         41.1%     35.9%       22.2%       19.9%
    Offices opened (closed)
     during the period, net             1         1         112          41
    Offices open at end of period     732       620         732         620


SOURCE  World Acceptance Corporation
    -0-                             04/26/2007

    /CONTACT: Kelly Malson Snape, Chief Financial Officer of World Acceptance Corporation, +1-864-298-9800/

    /Web sites: http://www.streetevents.com
                http://www.investorcalendar.com /